Exhibit 10.73

DEFERRED COMPENSATION TERMINATION AGREEMENT

                This Deferred Compensation Termination Agreement, dated as of June 30, 2002, is by and between Vari-Lite International, Inc. (the “Company”) and John D. Maxson (the “Director”).

W I T N E S S E T H:

                WHEREAS, the Company (formerly known as Vari-Lite Holdings, Inc.) and the Director entered into a Deferred Compensation Agreement, dated July 1, 1995, as amended by Amendment No. 1 to the Deferred Compensation Agreement, dated November 2, 1998 and Amendment No. 2 to the Deferred Compensation Agreement, dated December 28, 2001 (as amended, the “Deferred Compensation Agreement”); and

                WHEREAS, the Company has suffered a decline in its financial performance and management and the Board of Directors of the Company have reviewed and made recommendations for reducing expenses of the Company in order to improve the Company’s financial performance; and

                WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has determined that it is in the best financial interest of the Company to terminate the Deferred Compensation Agreement effective June 30, 2002; and

                WHEREAS, the Director is a significant stockholder of the Company and agrees that it is in the best financial interest of the Company to consent to the termination of the Deferred Compensation Agreement as proposed by the Compensation Committee;

                NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Deferred Compensation Agreement is cancelled and terminated and shall be of no further force or effect.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VARI-LITE INTERNATIONAL, INC.

By:
T. Clay Powers, President

John D. Maxson